Exhibit 99.1

March 6, 2009

Cytori Reports Year End 2008 Results; Reviews 2008 Progress and 2009 Business Objectives

Cytori Therapeutics, Inc. (NASDAQ: CYTX) reports financial results for the year ended December 31, 2008, provides a review of its progress in 2008 and outlines 2009 business objectives.

Highlights for 2008 include the following:

•	Launch of the Celution® System into the cosmetic and reconstructive surgery market in Europe and Asia Pacific

•	Initiation of a 70 patient European post-marketing study with the goal to seek reimbursement for partial mastectomy reconstruction

•	Realization of increased demand for the Celution® System in Asia Pacific for access to clinical grade cells

•	Receipt of several important U.S. and International patents and patent allowances in 2008, which extensively cover the Celution® System technology and applications of the Celution® System output

Total revenues in 2008 were $6.9 million. This consisted of $4.5 million in Celution® System and StemSource® product revenues, compared to $792,000 in product revenues in 2007. This significant increase in product revenues was largely due to the first year launch of the Celution® System and the StemSource® Cell Bank. Gross margins on product revenues for 2008 were 59%.

The Company believes that full year sales of the Celution® System and StemSource® Cell Bank will exceed $10 million. Factors contributing to the 2009 sales forecast include Celution® System orders already received this year, the recent installation of a StemSource® Cell Bank in Japan, 2009 sales expectations from Cytori’s marketing and distribution partners and emerging customer consumable reorder trends. Cytori’s marketing and distribution partnership with GE Healthcare is active and contributing to 2009 sales. This quarter, Cytori received its opening order for Celution® System devices and consumables from GE Healthcare, trained their European sales force, and both companies are broadly collaborating to grow 2009 sales in key European markets.

Cytori reduced its operating expenses in the third and fourth quarters of 2008 mostly due to a decrease in general and administrative and research and development expenses, offset in part by a planned increase in sales and marketing expenses. The Company anticipates continued significant reduction in operating expenses in 2009, as Cytori further shifts its resources toward managing sales and marketing activities, assumed mostly by its distribution partners, and away from research and development. The Company expects this will reduce cash operating losses to approximately $1 million per month in the near term.

Net loss for 2008 was $30.0 million, or $1.12 per share on a basic and diluted basis, as compared to $28.7 million, or $1.25 per share on a basic and diluted basis for 2007. The increase in net loss is attributable in part to increased sales and marketing expenses, coinciding with the Celution® System launch, a non cash increase in the fair value of the option liability during 2008, and a gain on sale of assets in 2007, for which there was no comparable gain in 2008. This was offset in part by a reduction in research and development and general and administrative expenses.

Cytori ended the year with $12.6 million in cash and cash equivalents compared to $11.5 million as of December 31, 2007. The Company will require additional capital in the near term for its operations, and is currently in discussions regarding potential options to improve its cash position. Cytori’s business objectives for 2009 and beyond include the following:

•	Exceed global Celution® System and StemSource® sales target of $10 million in 2009
•	Expand global distribution network in Europe and Asia-Pacific and related sales impact
•	Expand Celution® System product claims to include general and plastic surgery procedures
•	Expand reconstructive surgery reimbursement in Europe
•	Substantial reduction in total operating expenses
•	Complete enrollment of RESTORE II in the second quarter of 2009

•	Report preliminary RESTORE II results as early as the fourth quarter of 2009 on patients who have been followed for six months at the time of analysis
•	Introduce complementary cosmetic and reconstructive surgery products in the U.S. in the third quarter of 2009
•	Finalize U.S. regulatory and clinical development and regulatory strategy
•	Complete enrollment in cardiovascular studies (PRECISE & APOLLO) and report results in 2010

Conference Call

Cytori will host a conference call at 10:30 a.m. Eastern Time today to discuss these results. The audio webcast of the conference call may be accessed under "Events & Webcasts" in the Investor Relations section of the Cytori’s website (www.cytoritx.com). The webcast will be available live and by replay two hours after the call and archived for 90 days. A telephone replay will be available for one week, accessible at +1 (303) 590-3000 (PIN: 111268474#).

About Cytori

Cytori Therapeutics, Inc. manufactures, develops, and internationally commercializes innovative medical technologies, which allow physicians to practice regenerative medicine.  Commercial activities are currently focused on marketing the Celution® cell processing system and related family of products across three areas. The first is cosmetic and reconstructive surgery in Europe and Asia-Pacific. The second is to fulfill the demand among physicians in Europe and Asia Pacific for access to clinical grade stem and regenerative cells. The third is to market the Celution®-based StemSource® Cell Bank worldwide to hospitals and tissue banks so they can in turn offer patients the opportunity to cryopreserve their own adipose-derive stem and regenerative cells. The Company’s development pipeline includes applications for cardiovascular disease, renal failure, orthopedic damage, gastrointestinal disorders, and pelvic health conditions, among others. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2009 product revenues, anticipated continued reduction in operating expenses for 2009 and the timing of that reduction, our product revenue drivers, our sales expectations from our marketing and distribution partners, customer consumable reorder trends, anticipated StemSource® Cell Bank orders, our ability to introduce complementary cosmetic and reconstructive surgery products in 2009, our reduced reliance on research and development efforts, and the prospects of our ability to access additional capital for our business and the enumerated business objectives for 2009 and beyond,  are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing in the near term, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008 Unaudited	2007

Assets
Current assets:
Cash and cash equivalents	$12,611,000	$11,465,000
Accounts receivable, net of allowance for doubtful accounts of $122,000 and $1,000 in 2008 and 2007, respectively	1,308,000	9,000
Inventories, net	2,143,000	—
Other current assets	1,163,000	764,000

Total current assets	17,225,000	12,238,000

Property and equipment, net	2,552,000	3,432,000
Investment in joint venture	324,000	369,000
Other assets	729,000	468,000
Intangibles, net	857,000	1,078,000
Goodwill	3,922,000	3,922,000

Total assets	$25,609,000	$21,507,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,088,000	$7,349,000
Current portion of long-term obligations	2,047,000	721,000

Total current liabilities	7,135,000	8,070,000

Deferred revenues, related party	16,474,000	18,748,000
Deferred revenues	2,445,000	2,379,000
Option liability	2,060,000	1,000,000
Long-term deferred rent	168,000	473,000
Long-term obligations, less current portion	5,044,000	237,000

Total liabilities	33,326,000	30,907,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 31,176,275 and 25,962,222 shares issued and 29,303,441 and 24,089,388 shares outstanding in 2008 and 2007, respectively	31,000	26,000
Additional paid-in capital	161,214,000	129,504,000
Accumulated deficit	(162,168,000)	(132,132,000)
Treasury stock, at cost	(6,794,000)	(6,794,000)
Amount due from exercises of stock options	—	(4,000)

Total stockholders’ deficit	(7,717,000)	(9,400,000)

Total liabilities and stockholders’ deficit	$25,609,000	$21,507,000

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended December 31,		For the Years Ended December 31,
	2008 (Unaudited)	2007 (Unaudited)	2008 Unaudited	2007

Product revenues
Related party	$—	$—	$28,000	$792,000
Third party	652,000	—	4,500,000	—
	652,000	—	4,528,000	792,000

Cost of product revenues	471,000	—	1,854,000	422,000

Gross profit (loss)	181,000	—	2,674,000	370,000

Development revenues:
Development, related party	—	—	774,000	5,158,000
Other, related party	1,500,000	—	1,500,000	—
Development	—	—	—	10,000
Research grants and other	1,000	25,000	51,000	89,000

	1,501,000	25,000	2,325,000	5,257,000
Operating expenses:
Research and development	3,499,000	5,438,000	17,371,000	20,020,000
Sales and marketing	1,170,000	995,000	4,602,000	2,673,000
General and administrative	2,405,000	4,408,000	11,727,000	14,184,000
Change in fair value of option liabilities	860,000	—	1,060,000	100,000

Total operating expenses	7,934,000	10,841,000	34,760,000	36,977,000

Operating loss	(6,252,000)	(10,816,000)	(29,761,000)	(31,350,000)

Other income (expense):
Gain on sale of assets	—	—	—	1,858,000
Interest income	67,000	181,000	230,000	1,028,000
Interest expense	(360,000)	(27,000)	(420,000)	(155,000)
Other expense, net	32,000	(8,000)	(40,000)	(46,000)
Equity loss from investment in joint venture	(20,000)	(9,000)	(45,000)	(7,000)

Total other income	(281,000)	137,000	(275,000)	2,678,000

Net loss	(6,533,000)	(10,679,000)	(30,036,000)	(28,672,000)

Other comprehensive income (loss) - unrealized holding income (loss)	—	—	—	(1,000)

Comprehensive loss	$(6,533,000)	$(10,679,000)	$(30,036,000)	$(28,673,000)

Basic and diluted net loss per common share	$(0.22)	$(0.44)	$(1.12)	$(1.25)

Basic and diluted weighted average common shares	29,277,654	24,037,980	26,882,431	22,889,250